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                                                                    Exhibit 99.1

                   AMERICAN REAL ESTATE INVESTMENT CORPORATION
                            1670 Broadway- Suite 3350
                             Denver, Colorado 80202

                      This Proxy Is Solicited on Behalf of
                             The Board of Directors

      The undersigned hereby appoints Mr. James Mulvihill and Mr. Evan Zucker, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of Common Stock of American Real Estate Investment Corporation, a Maryland corporation, held of record by the undersigned on October 8, 1997, at the Special Meeting of Stockholders to be held on December___, 1997, or any adjournment thereof.

      1. A proposal to approve, subject to stockholder approval at the Special Meeting of proposals 2 and 3 herein, the consummation of an agreement with McBride providing for the contribution to the Company or the Operating Partnership of (i) interests in certain entities owning real properties, cash and agreements to acquire office and industrial properties, and (ii) $2 million, in exchange for shares of Stock, LP Units and warrants to purchase LP Units.

            In Favor of  |_|          Against  |_|          Abstain  |_|

      2. A proposal to approve, subject to stockholder approval at the Special Meeting of proposals 1 and 3 herein, the consummation of the Merger with and into the Company pursuant to which the Company will issue to the stockholders of FLIP shares of Stock of the Company and, as a consequence of the Merger, will result in the adoption of Amended and Restated Articles of Incorporation of the Company and the reconstitution of the Company's Board of Directors.

            In Favor of  |_|          Against  |_|          Abstain  |_|

      3. A proposal to approve, subject to stockholder approval at the Special Meeting of proposals 1 and 2 herein, the consummation of an agreement providing for the purchase by Hudson Bay of a total of 1,963,635 shares of Stock.

            In Favor of  |_|          Against  |_|          Abstain  |_|

      4. A proposal to approve the postponement or adjournment of the Special Meeting for the solicitation of additional votes, if necessary.

            In Favor of  |_|          Against  |_|          Abstain  |_|

      5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


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      This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted in favor of proposals 1, 2, 3 and 4.

      Please sign EXACTLY as name appears below. Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope.

      When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Dated:                , 1997
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                                          Signature
                                          Title (if required)


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                                        Signature (if held jointly)